Lake Shore Bancorp, Inc. Reports First Quarter

Net Income of $0.6 Million

Strong Commercial Lending Growth Continued Through the First Quarter

Board Declares Cash Dividend of $0.07 per Share

DUNKIRK, N.Y. — April 29, 2015 — Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ Global Market: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), announced first quarter 2015 net income of $0.6 million, or $0.10 per diluted share, compared to net income of $0.8 million, or $0.14 per diluted share, for the first quarter of 2014. The decrease in first quarter 2015 net income over the same period in the prior year was primarily driven by a decrease in net interest income, an increase in non-interest expense, an increase in income tax expense resulting from changes to the New York State bank franchise tax, and an increase in provision for loan losses, partially offset by increased non-interest income.  The impact of the change in the state tax laws resulted in a one-time tax expense of $128,000 being recorded during the current quarter, which was partially offset by a decrease in taxable income.

2015 First Quarter Highlights

•	Commercial real estate and commercial loans grew a combined $5.0 million, an annualized increase of 24.5%, from 2014 year end
•	Core deposit growth of $0.7 million, or 1.4% (annualized) from December 31, 2014
•	Shareholders’ equity increased by $0.9 million, or an annualized 5.0% from 2014 year end
•	Continued progress in positioning the Bank’s balance sheet for a rising rate environment

“We remain focused on our strategic objective of positioning the Bank to perform well in a rising rate environment despite the effects of these actions on short-term profitability,” said Daniel P. Reininga, President and Chief Executive Officer. “These measures include rolling over borrowings that matured in the first quarter into long-term obligations at current interest rates; reinvesting the proceeds from our securities portfolio into shorter-term loans or cash equivalents; selling low-rate, long-term fixed-rate loans in the secondary market instead of holding them in our portfolio; and allowing fixed-rate certificates of deposit to reprice to lower levels or transition to lower cost core savings and transaction deposits. These actions are consistent with our commitment to a prudent long-term approach to building value in our banking franchise and working to deliver solid and sustainable returns to our stockholders.”

First quarter 2015 net interest income was $3.6 million, compared with net interest income of $3.7 million for first quarter 2014. Interest income for first quarter 2015 was $4.4 million, a decline of $0.1 million compared to the prior year quarter. The decline was primarily a result of a $0.2 million reduction in interest earned on investment securities reflecting a $20.5 million decrease in the average balance of the securities portfolio since March 31, 2014. The planned reduction in the average balance of the securities portfolio was consistent with actions taken in recent quarters to position the Bank’s balance sheet for better performance in a rising interest rate environment. Interest expense of $0.8 million for the first quarter of 2015 was down $40,000, or 4.8%, compared to first quarter 2014, and was primarily a result of a reduction in higher-rate certificates of deposit account balances, which was partially offset by growth in lower-rate checking and savings account balances.

The first quarter 2015 provision for loan losses of $25,000 primarily reflected an increase in reserves for commercial loan growth, as well as an increase associated with an impaired commercial loan, partially offset by adjustments related to a decrease in historical loan charge-offs. During first quarter 2014, the Bank made no provision for loan losses.

The Bank’s net interest margin for first quarter 2015 was 3.21%, a decline of 11 basis points compared to 3.32% for first quarter 2014, and an increase of four basis points compared to 3.17% for the quarter ended December 31, 2014. First quarter 2015 net interest margin reflected a 14 basis point decline in the average interest rate for interest-earning assets, which resulted from larger balances held in cash and cash equivalents and a reduction in the balance of investment securities. The increased net interest margin for first quarter 2015 compared to the quarter ended December 31, 2014, was primarily a result of a 5 basis point decline in the average cost of interest-bearing liabilities, compared with a consistent average interest rate earned on interest-earning assets for both periods.

Average interest-earning assets were $450.3 million for first quarter 2015, an increase of $2.4 million in comparison to first quarter 2014, primarily as a result of growth in loans and cash and cash equivalents, and partially offset by a decline in the average securities portfolio balance. Average interest-bearing liabilities of $366.2 million for the first quarter 2015 decreased by $9.1 million compared to first quarter 2014, primarily as a result of the decrease in fixed rate certificates of deposit and partially offset by strategic growth in average checking and savings account balances.

First quarter 2015 non-interest income was $0.5 million, an increase of $54,000 compared to first quarter 2014. The increase was primarily due to a $98,000 loss recorded on the sale of securities during the first quarter of 2014 and a $24,000 gain on the sale of loans during the first quarter of 2015. The increase was partially offset by a $51,000 decrease in recoveries on previously impaired investment securities and a $17,000 decrease in service charges and fees in the first quarter of 2015 when compared to the first quarter of 2014.

Non-interest expense for first quarter 2015 was $3.3 million, an increase of $69,000 compared with the prior year quarter. The increase was primarily a result of increased salary and benefits expense and higher data processing costs, which were partially offset by lower professional services costs and other expense.

First quarter 2015 income tax expense was $246,000 for an effective tax rate of 30.2%, compared to first quarter 2014 income tax expense of $179,000 for an effective tax rate of 18.8%. The increase in income tax expense for 2015 was primarily due to changes in New York State corporate tax laws which became effective on January 1, 2015. The changes are expected to reduce the Company’s state tax burden going forward.  However, the change in the tax law will not allow the Company to realize its historical deferred state tax assets, resulting in the Company recording a one-time tax expense of $128,000 during the first quarter of 2015. The one-time expense was partially offset by a decrease in 2015 state taxes related to the tax law changes as well as lower taxable income.

At March 31, 2015, non-performing loans as a percent of total loans were 1.96%, compared to 1.91% at March 31, 2014 and 1.66% at December 31, 2014. The increase compared to year-end 2014 was primarily due to an increase in non-performing commercial loans. The Bank’s allowance for loan losses as a percent of total loans was 0.68% on March 31, 2015 and 0.67% on December 31, 2014.

Total assets at March 31, 2015 were $482.9 million, compared to $487.5 million at December 31, 2014. Net loans of $286.6 million at March 31, 2015 were up $1.8 million, or an annualized 2.5% from December 31, 2014. First quarter loan growth was primarily a result of increased balances in the commercial and commercial real estate loan portfolios. Total deposits at March 31, 2015 were $382.7 million, compared to $386.9 million at December 31, 2014. Core (non-time) deposits were $205.5 million at March 31, 2015, compared to $204.8 million on December 31, 2014. Consistent with the Bank’s funding strategy, high-cost certificates of deposit continued to decrease by $5.0 million at March 31, 2015 compared to December 31, 2014. Stockholders’ equity was $72.5 million at December 31, 2015, compared to $71.6 million at the end of 2014, primarily as a result of an increase in retained earnings and accumulated other comprehensive income. The Bank’s ratio of average interest-earning assets to average interest-bearing liabilities for first quarter 2015 was 122.96%, up from 119.33% for the same period in 2014.

Cash Dividend Declared

The Board of Directors approved a $0.07 per share cash dividend on the Company’s common stock, payable on May 22, 2015, to shareholders of record as of May 8, 2015. Based on the Company’s closing stock price of $13.55 on April 21, 2015, the implied dividend yield for the Company’s common stock is 2.07%.

About Lake Shore

Lake Shore Bancorp, Inc. (NASDAQ Global Market: LSBK) is the mid-tier holding company of Lake Shore Savings Bank, a federally chartered, community-oriented financial institution headquartered in Dunkirk, New York.  The Bank has eleven full-service branch locations in Western New York, with five locations in Chautauqua County, New York and six locations in Erie County, New York. The Bank offers a broad range of retail and commercial lending and deposit services. The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about the Company is available at www.lakeshoresavings.com.

Safe-Harbor

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

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Investor/Media Contact

Rachel A. Foley

Chief Financial Officer

Lake Shore Bancorp, Inc.

31 East Fourth Street

Dunkirk, New York 14048

(716) 366-4070 ext. 1220

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Condition Data
	March 31,	December 31,
	2015	2014
	(Unaudited)
	(Dollars in thousands)

Total assets	$482,947	$487,471
Cash and cash equivalents	32,942	35,811
Securities available for sale	134,965	138,202
Loans receivable, net	286,624	284,853
Deposits	382,660	386,939
Long-term debt	18,950	18,950
Stockholders’ equity	72,525	71,630

Statements of Income
	Three Months Ended
	March 31,
	2015	2014
	(Unaudited)
	(Dollars in thousands, except per share amounts)

Interest income	$4,399	$4,538
Interest expense	786	826
Net interest income	3,613	3,712
Provision for loan losses	25	-
Net interest income after provision for loan losses	3,588	3,712
Total non-interest income	534	480
Total non-interest expense	3,307	3,238
Income before income taxes	815	954
Income tax expense	246	179
Net income	$569	$775
Basic and Diluted earnings per share	$0.10	$0.14
Dividends declared per share	$0.07	$0.07

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Ratios
	Three Months Ended
	March 31,
	2015	2014
	(Unaudited)

Return on average assets	0.47%	0.64%
Return on average equity	3.14%	4.64%
Average interest-earning assets to average interest-bearing liabilities	122.96%	119.33%
Interest rate spread	3.05%	3.17%
Net interest margin	3.21%	3.32%

	March 31,	December 31,
	2015	2014
	(Unaudited)

Asset Quality Ratios:
Non-performing loans as a percent of total net loans	1.96%	1.66%
Non-performing assets as a percent of total assets	1.19%	1.05%
Allowance for loan losses as a percent of total net loans	0.68%	0.67%
Allowance for loan losses as a percent of non-performing loans	34.60%	40.62%